Exhibit 10.1

Regulatory Compliance Incentive

Camco and Advantage Bank were placed under regulatory order(s) beginning in 2009. The result has been a significant restriction on allowed activities for the company and a primary focus on attaining regulatory goals. The Board of Directors in 2008 and 2009 recognized that the existing management team would likely not succeed, in a timely fashion, in the attainment of new regulatory requirements and thus orchestrated a significant turnover in the senior management team. Since the initiation of that change, the new management team, despite what many thought were insurmountable issues, has made material progress in managing the company to earn elimination of regulatory orders.

The Board recognizes that the task of exiting these orders and returning to normal operations is not yet complete and in fact is not a certain event. In that regard, the Board believes it in the best interest of all constituents (shareholders, regulators, employees, customers, etc) if the management team is further incented to complete this task as quickly as possible. The Board also recognizes the CEO of the company will have the largest impact on implementing this desired requisite, although certain members of the senior team will also impact attainment of that objective. Accordingly the Board has implemented a Regulatory Compliance Incentive as follows:

	Cash	Equity
CEO Incentive

1. Regulatory Required Capital Ratios	$50,000	35,000 shares

2. Cancellation/elimination of Consent Order	$50,000

3. Cancellation/elimination of all Orders	$50,000

Senior Officer (CEO designees) Incentive

1. Cancellation/elimination of Consent Order	$2,000

At present, the Advantage Bank Consent Order requires Advantage’s Tier 1 Leverage Capital Ratio to be 9% and the risk based capital to be 12%. This incentive (CEO goal #1 above) reflects the required regulatory capital ratios under any order then in effect for each month (whether higher, lower, or the same as present) and achieved as of the end of each of 2 consecutive months. In addition, if there is a difference in required Capital Ratios in effect between the regulators, the Regulatory Required Capital Ratios incentive (#1 CEO above) is attained when all regulatory capital ratio targets are achieved for Camco and Advantage as of the end of each of 2 consecutive months.

The cancellation/elimination of the Consent Order for both the CEO (#2) and Senior Officers (#1) is achieved upon cancellation of the Consent Order or a downgrade in the Consent Order. For further clarification, a cancellation/elimination is not achieved when management believes it is in perceived compliance or there is acknowledged compliance with any regulatory issues but is achieved when the existing Consent Order is terminated by the FDIC and Ohio Division, even if the Consent Order is replaced. However, if there is a replacement of the Consent Order, achievement of both the CEO (#2) and Senior Officers (#1) only occurs if the replacement is with an order commonly known to be of lower significance, which by example could include a Memorandum of Understanding. It is understood a substitution of the existing Consent Order with another Consent Order, even if there are fewer exceptions or the exceptions are different in the new Consent Order, does not constitute an event which satisfies these goals. It is understood that if the company is moved directly to #3 (CEO) above, then CEO #2 and Senior Officers #1 goals are also attained at that time and all incentives for CEO #2, CEO #3 and Senior Officer #1 goals will be paid.

It is also understood that CEO goal #3, cancellation/elimination of all Orders, requires that all orders, agreements or understandings of any kind, including Consent Orders, Written Orders or Orders of lower significance (such as Memorandum of Understanding), at both Camco and Advantage with the Federal Reserve, FDIC, or State of Ohio Division of Financial Institutions be terminated.

Payment as applicable for satisfaction of any of the Regulatory Compliance Incentives shall be made within 30 days of receiving or filing independent evidence the Incentive has been achieved. This would include but not be limited to audited financial statements, SEC filings as applicable, written documents from any and all regulatory agencies (as appropriate), internal generated financial statements provided in the normal course of business to the Board of Directors, etc. The award of unrestricted shares shall be made under one of Camco’s existing Equity Plans. If there is a Change of Control as defined in the CEO employment agreement, all Regulatory Compliance Incentives will be deemed achieved upon the consummation of the Change of Control.